Exhibit O

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULES

The Board of Directors and Stockholder

Farm Bureau Life Insurance Company

We have audited the consolidated balance sheets of Farm Bureau Life Insurance Company as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2008, and have issued our report thereon dated April 17, 2009 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 24(a)(2) of this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein. In 2007 the Company changed its methods of accounting for the treatment of modifications or exchanges of insurance contracts, income tax contingencies and cash flow hedges on certain fixed annuity contracts.

Des Moines, Iowa

April 17, 2009

Schedule I—Summary of Investments—Other

Than Investments in Related Parties

FARM BUREAU LIFE INSURANCE COMPANY

December 31, 2008

Column A	Column B	Column C	Column D
Type of Investment	Cost (1)	Value	Amount at which shown in the balance sheet
	(Dollars in thousands)
Fixed maturity securities, available for sale:
Bonds:
Corporate securities	$2,188,349	$1,802,454	$1,802,454
Mortgage and asset-backed securities	1,230,268	1,086,751	1,086,751
United States Government and agencies	111,118	119,624	119,624
State, municipal and other governments	413,092	375,772	375,772
Redeemable preferred stock	5,000	4,526	4,526

Total	3,947,827	$3,389,127	3,389,127

Equity securities, available for sale:
Common stocks:
Banks, trusts and insurance companies	33,505	$25,069	25,069
Industrial, miscellaneous and all other	9,632	13,571	13,571

Total	43,137	$38,640	38,640

Mortgage loans on real estate	551,709		552,289
Derivative instruments	327	$46	46
Investment real estate	2,559		2,559
Policy loans	164,001		164,001
Other long-term investments	1,527		1,527
Short-term investments	122,892		122,892

Total investments	$4,833,979		$4,271,081

(1)	On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturities and short-term investments; original cost for equity securities, derivative instruments, real estate and other long-term investments; and unpaid principal balance for mortgage loans on real estate and policy loans.

Schedule III—Supplementary Insurance Information

FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E
	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned revenues	Other policyholder funds
	(Dollars in thousands)
December 31, 2008:
Traditional Annuity-Exclusive Distribution	$90,556	$1,969,597	$—	$382,874
Traditional and Universal Life Insurance	226,492	1,868,662	9,395	146,272
Variable	134,218	213,400	16,023	9,466
Corporate and Other	—	64,265	—	70
Impact of unrealized gains/losses	154,639	—	6,863	—

Total	$605,905	$4,115,924	$32,281	$538,682

December 31, 2007:
Traditional Annuity-Exclusive Distribution	$81,567	$1,824,823	$—	$392,256
Traditional and Universal Life Insurance	210,977	1,809,022	9,419	143,609
Variable	137,523	191,280	16,668	7,032
Corporate and Other	—	68,360	—	—
Impact of unrealized gains/losses	4,488	—	113	—

Total	$434,555	$3,893,485	$26,200	$542,897

December 31, 2006:
Traditional Annuity-Exclusive Distribution	$79,085	$1,830,038	$—	$399,079
Traditional and Universal Life Insurance	199,761	1,762,377	10,400	143,328
Variable	131,363	197,022	16,784	8,976
Corporate and Other	—	71,782	—	—
Impact of unrealized gains/losses	(13,309)	—	(739)	—

Total	$396,900	$3,861,219	$26,445	$551,383

Schedule III—Supplementary Insurance Information (Continued)

FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column F	Column G	Column H	Column I	Column J
	Premium revenue	Net investment income	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses
	(Dollars in thousands)
December 31, 2008:
Traditional Annuity-Exclusive Distribution	$993	$144,015	$93,791	$11,988	$10,474
Traditional and Universal Life Insurance	184,861	129,049	190,987	17,020	41,162
Variable	44,283	13,459	24,145	13,496	22,045
Corporate and Other	—	6,609	—	—	2,118
Change in net unrealized gains/losses on derivatives	—	—	775	(454)	—
Impact of realized gains/losses	(158)	—	(36)	(8,308)	(821)

Total	$229,979	$293,132	$309,662	$33,742	$74,978

December 31, 2007:
Traditional Annuity-Exclusive Distribution	$1,111	$144,922	$97,181	$9,974	$10,705
Traditional and Universal Life Insurance	178,412	128,699	176,900	18,461	42,712
Variable	42,922	12,889	17,867	7,168	20,605
Corporate and Other	—	6,159	—	—	2,377
Change in net unrealized gains/losses on derivatives	—	—	(165)	(1,484)	—
Impact of realized gains/losses	(16)	—	(1)	69	(12)

Total	$222,429	$292,669	$291,782	$34,188	$76,387

December 31, 2006:
Traditional Annuity-Exclusive Distribution	$1,082	$145,256	$94,369	$7,046	$10,360
Traditional and Universal Life Insurance	169,569	126,841	172,800	11,495	40,895
Variable	40,212	13,595	21,708	6,355	20,309
Corporate and Other	—	5,950	—	—	2,179
Change in net unrealized gains/losses on derivatives	—	—	260	(10)	—
Impact of realized gains/losses	(1)	—	(1)	(165)	(54)
Lawsuit settlement	—	—	—	—	4,880

Total	$210,862	$291,642	$289,136	$24,721	$78,569

Schedule IV—Reinsurance

FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percent of amount assumed to net
	(Dollars in thousands)
Year ended December 31, 2008:
Life insurance in force, at end of year	$42,961,144	$8,925,477	$161,194	$34,196,861	0.5%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$85,056	$1,057	$188	$84,187	0.2%
Traditional life insurance premiums	164,658	18,866	—	145,792	—
Accident and health premiums	11,155	10,777	—	378	—

	$260,869	$30,700	$188	$230,357	0.1

Year ended December 31, 2007:
Life insurance in force, at end of year	$40,530,132	$8,263,053	$154,028	$32,421,107	0.5%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$82,201	$861	$172	$81,512	0.2%
Traditional life insurance premiums	158,510	17,593	—	140,917	—
Accident and health premiums	11,715	11,361	—	354	—

	$252,426	$29,815	$172	$222,783	0.1

Year ended December 31, 2006:
Life insurance in force, at end of year	$37,807,961	$7,798,007	$142,035	$30,151,989	0.5%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$77,068	$580	$144	$76,632	0.2%
Traditional life insurance premiums	151,402	17,172	—	134,230	—
Accident and health premiums	12,356	11,941	—	415	—

	$240,826	$29,693	$144	$211,277	0.1